UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 13, 2010

Date of Report (Date of earliest event reported)

ONVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29609	91-1859172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Olive Way, Suite 400

Seattle, Washington 98101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 282-5170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 13, 2010, Mike Pickett, Onvia’s president and chief executive officer, announced plans to retire by December 31, 2010. Mr. Pickett and Onvia entered into an Executive Transition Services Agreement dated as of May 17, 2010, which provides that he will continue to serve as president and chief executive officer until his successor is named or December 31, 2010, whichever is earlier. Mr. Pickett will continue to serve as chairman of the board and has agreed to stand for re-election at Onvia’s 2011 Annual Meeting. Mr. Pickett will continue to receive his current base salary and benefits through the end of 2010 even if another individual becomes president and chief executive officer before then. As described in the agreement, because Mr. Pickett agreed to remain as Onvia’s president and CEO until his successor is in place and provide transition services through December 31, 2011, Mr. Pickett will receive $250,000 on March 1, 2011, and up to one year of COBRA continuation coverage. The agreement also provides that all options granted to Mr. Pickett prior to December 31, 2010, which are outstanding and fully vested as of December 31, 2011, will continue to be exercisable through March 31, 2012. All such options not exercised on or before March 31, 2012 shall terminate on March 31, 2012. Mr. Pickett reaffirmed that he will continue to abide by his confidentiality, non-compete and non-solicitation obligations contained in his agreements with Onvia.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press release “Mike Pickett Announces Plans to Retire”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onvia, Inc.

May 19, 2010	By:	/s/ MICHAEL D. PICKETT
Michael D. Pickett Chairman, Chief Executive Officer & President

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